Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CeriBell, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, reserved for future issuance under the CeriBell, Inc. 2024 Incentive Award Plan	Rule 457(c) and Rule 457(h)	1,792,530(3)	$21.87	$39,202,631.10	$0.0001531	$6,001.93
Equity	Common stock, $0.001 par value per share, reserved for future issuance under the CeriBell, Inc. 2024 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	358,506 (4)	$21.87	$7,840,526.22	$0.0001531	$1,200.39
Total Offering Amounts					$47,043,157.32		$7,202.32
Total Fee Offsets(5)							$ —
Net Fee Due							$7,202.32

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2024 Incentive Award Plan (the “2024 Plan”) and the 2024 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $21.87, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on February 18, 2025 as reported on the Nasdaq Global Select Market.

(3) Represents the additional shares of common stock that were reserved for future issuance under the 2024 Plan on January 1, 2024, pursuant to an evergreen provision contained in the 2024 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2024 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2025 and continuing through (and including) January 1, 2034, by the lesser of (i) five percent (5%) of the total number of shares of the Registrant’s common stock outstanding on the last day of the immediately preceding fiscal year, and (ii) such smaller number of shares as determined by the Registrant’s board of directors or a committee thereof.

(4) Represents the additional shares of common stock that were reserved for future issuance under the ESPP on January 1, 2024, pursuant to an evergreen provision contained in the ESPP. Pursuant to such provision, the number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of the Registrant’s common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the Registrant’s board of directors or a committee thereof.

(5) The Registrant does not have any fee offsets.